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                                                                    EXHIBIT 11.1

                             AURUM SOFTWARE, INC.

                  COMPUTATION OF NET INCOME (LOSS) PER SHARE
                      (in thousands, except share data)


                                                          THREE MONTHS ENDED
                                                               MARCH 31,
                                                         1997            1996
                                                        -------         -------

Net Income (loss)...................................    $   467         $ (663)
                                                        =======         ======

Weighted average common shares outstanding..........     11,570          2,804
Common stock equivalents relating to options and
 preferred stock....................................        399
Common stock and common stock options issued during
 the 12-month period prior to the initial public
 offering in accordance with Staff Accounting
 Bulletin No. 83 (using the treasury stock method)..                     1,155
                                                        -------         ------
                                                         11,969          3,959
                                                        =======         ======
Net income (loss) per share(1)......................    $  0.04         $(0.17)
                                                        =======         ======
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(1) There is no difference between primary and fully diluted net income (loss)
    per share.